Exhibit 10.1
TWELFTH AMENDMENT TO OFFICE LEASE
This TWELFTH AMENDMENT TO OFFICE LEASE (“Twelfth Amendment”) is made as of the 18th day of August, 2026 (the “Twelfth Amendment Effective Date”), by and between T-C 888 BRANNAN OWNER LLC, a Delaware limited liability company (“Landlord”), and AIRBNB, INC., a Delaware corporation (“Tenant”).
RECITALS
A.Landlord (as successor-in-interest to 888 Brannan LP) is the landlord and Tenant is the tenant under that certain Office Lease dated April 26, 2012 (the “Initial Lease”), as amended by that certain First Amendment to Lease dated as of December 10, 2013 (the “First Amendment”), Second Amendment to Office Lease dated May 29, 2014 (the “Second Amendment”), Letter Agreements dated April 26, 2012, November 7, 2012 and October 16, 2014, Third Amendment to Office Lease dated February 24, 2015 (the “Third Amendment”), Fourth Amendment to Lease dated May 13, 2015 (the “Fourth Amendment”), Fifth Lease Amendment executed by Tenant on June 14, 2017 (the “Fifth Amendment”), Sixth Amendment to Office Lease dated September 26, 2019 (the “Sixth Amendment”), Seventh Amendment to Office Lease dated October 8, 2020 (the “Seventh Amendment”), Eighth Amendment to Office Lease dated September 28, 2021 (the “Eighth Amendment”), Ninth Amendment to Office Lease dated October 18, 2022 (the “Ninth Amendment”), Tenth Amendment to Office Lease dated October 18, 2023 (the “Tenth Amendment”), and Eleventh Amendment to Office Lease dated as of October 24, 2024 (the “Eleventh Amendment”) (the Initial Lease, as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment, Seventh Amendment, Eighth Amendment, Ninth Amendment, Tenth Amendment, and Eleventh Amendment, is referred to herein as the “Lease”) for certain premises (all of which are more particularly described in the Lease), comprised of: (i) those premises containing approximately 79,305 square feet of Rentable Area (“RSF”) (the “850 Existing Premises”) comprised of approximately 37,311 RSF on the ground floor (“850 First Floor Premises”) and 41,994 RSF on the third (3rd) floor of the building known as 850 Brannan St., San Francisco, California (the “850 Building”), and (ii) those premises containing approximately 250,903 RSF (the “870 Existing Premises”) on various floors of the building known as 870 Brannan St., San Francisco, California (the “870 Building” and, collectively with the 850 Building, the “Building”) (the 850 Existing Premises and the 870 Existing Premises are collectively referred to herein as the “Existing Premises”). As used herein the term “Amended Lease” shall mean the Lease as amended by this Twelfth Amendment.
B.The Term of Tenant’s leasing of the 850 Existing Premises is currently scheduled to expire as of December 31, 2026, and Tenant desires to extend the Term of Tenant’s leasing of the 850 Existing Premises.
C.Tenant desires to expand the Existing Premises by the addition of approximately 43,653 RSF (the “850 Expansion Space”) on the second (2nd) floor of the 850 Building, depicted in Exhibit A attached hereto. Landlord and Tenant now desire to enter into this Twelfth Amendment to extend the Term of Tenant’s leasing of the 870 Existing Premises and 850 Existing Premises, to expand the “Premises” to include the 850 Expansion Space, and further amend the Lease as hereinafter set forth.
D.Except as otherwise specifically defined herein, all capitalized terms shall have the meanings assigned in the Amended Lease.

AGREEMENT
In furtherance of the Recitals set forth above, which are incorporated herein by reference, and in consideration of the mutual promises and covenants set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties acknowledge and agree to the following:
1. 850 Building Expansion. Effective as of the date which is twelve (12) months after Landlord delivers possession of the 850 Expansion Space to Tenant in the Delivery Condition (defined in Section 6 below) (the “850 Expansion Effective Date”), the combined 850 Existing Premises, 850 Expansion Space, and 870 Existing Premises contain a total of 373,861 RSF and shall be deemed the “Premises”, as defined in the Amended Lease, by the addition of the 850 Expansion Space. Tenant’s leasing of the 850 Expansion Space shall commence on the 850 Expansion Effective Date and end on the Extended Term Expiration Date (as hereinafter defined) (the “850 Expansion Space Term”), and Landlord shall deliver the 850 Expansion Space to Tenant promptly following the full execution and delivery of this Twelfth Amendment (“Estimated Delivery Date”; such actual date of delivery being referred to herein as the “Delivery Date”) for Tenant to commence construction of the Twelfth Amendment Tenant Improvements (as defined in the Work Letter), subject to any force majeure and/or Tenant caused delays (e.g., failure to provide insurance) and occupy the 850 Expansion Space for the conduct of business; provided, however, if Landlord, for any reason whatsoever, cannot deliver possession of the 850 Expansion Space to Tenant in the Delivery Condition by the Estimated Delivery Date, this Twelfth Amendment will not be void or voidable and Landlord will not be liable to Tenant for any resulting loss or damage, but the expansion will not be deemed to occur until the 850 Expansion Effective Date; provided, however, Tenant’s leasing of the 850 Expansion Space shall expire coterminously with the 850 Existing Premises on the Extended Term Expiration Date (i.e., as of December 31, 2037). Upon Landlord’s request, Landlord and Tenant will confirm in writing the date on which the Delivery Date actually occurs. Tenant’s leasing of the 850 Expansion Space shall be subject to all the terms and conditions of the Amended Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Existing Premises unless such concessions are expressly provided for herein with respect to the Expansion Space. Tenant’s access to the 850 Expansion Space prior to the 850 Expansion Effective Date shall be conditioned upon Tenant providing certificates satisfactory to Landlord evidencing the insurance required to be carried by Tenant under the Lease as amended hereby (which insurance shall include the 850 Expansion Space), and shall be subject to all of the terms and conditions of the Lease as amended hereby as though the 850 Expansion Space were part of the Premises.
2.Extensions.
a.850 Existing Premises Extension. The Term for Tenant’s leasing of the 850 Existing Premises shall be extended commencing as of January 1, 2027 (the “850 Existing Premises Extended Term Commencement Date”) and expiring as of December 31, 2037 (the “Extended Term Expiration Date”) unless extended further as provided in the Lease. The period commencing as of the 850 Existing Premises Extended Term Commencement Date and expiring as of the Extended Term Expiration Date is referred to herein as the “850 Existing Premises Extended Term”. No such extension shall operate to release Tenant from liability for any amounts owed or defaults which exist under the Lease prior to the 850 Existing Premises Extended Term Commencement Date. For avoidance of doubt, the Term of Tenant’s leasing of the 870 Existing Premises, the 850 Expansion Space, and the 850 Existing Premises shall expire coterminously as of the Extended Term Expiration Date.
b.870 Existing Premises Extension. The Term for Tenant’s leasing of the 870 Existing Premises shall be extended for a period of three (3) months, commencing as of October 1, 2037 (the “870 Existing Premises Extended Term Commencement Date”) and expiring as of the Extended Term Expiration

Date unless extended further as provided in the Lease. The period commencing as of the 870 Existing Premises Extended Term Commencement Date and expiring as of the Extended Term Expiration Date is referred to herein as the “870 Existing Premises Extended Term”. No such extension shall operate to release Tenant from liability for any amounts owed or defaults which exist under the Lease prior to the 870 Existing Premises Extended Term Commencement Date. For avoidance of doubt, the Term of Tenant’s leasing of the 870 Existing Premises, the 850 Expansion Space, and the 850 Existing Premises shall expire coterminously as of the Extended Term Expiration Date.
c.The parties acknowledge that The Storage Term (as defined in Section 1 of the Seventh Amendment) expires on December 31, 2026.
3.Base Rent.
a.870 Existing Premises. Prior to the 870 Existing Premises Extended Term Commencement Date, Tenant shall continue to pay Base Rent for the 870 Existing Premises pursuant to the Lease. Commencing as of the 870 Existing Premises Extended Term Commencement Date and continuing for the 870 Existing Premises Extended Term, Tenant shall pay Base Rent for the 870 Existing Premises in the amount of $1,629,764.48 per month (i.e., approximately $77.95 per rentable square foot per year). Notwithstanding the foregoing, Landlord shall abate twenty-five percent (25%) of Tenant’s obligation to pay Base Rent and Tenant’s Percentage Share of Operating Expenses and Property Taxes (the “Abated 870 Existing Premises Rent”) for the 870 Existing Premises only during the month of August 2028 (the “870 Existing Premises Abatement Month”), such that Tenant shall pay seventy-five percent (75%) of the Base Rent and Tenant’s Percentage Share of Operating Expenses and Property Taxes due for the month of August 2028, as more particularly set out in Section 4 below.
b.850 Expansion Space. Commencing as of the 850 Expansion Effective Date and
continuing for the 850 Expansion Space Term, Tenant shall pay Base Rent for the 850 Expansion Space according to the following schedule:

Period of 850 Expansion Space Term	Approx. Annual Base Rent per RSF (NNN)	Monthly Base Rent for 850 Expansion Space based on 43,653 RSF
*850 Expansion Effective Date - 9/30/28	$58.00	$210,989.50**
10/1/28 - 9/30/29	$59.74	$217,319.19**
10/1/29 - 9/30/30	$61.53	$223,838.76
10/1/30 - 9/30/31	$63.38	$230,553.92
10/1/31 - 9/30/32	$65.28	$237,470.54
10/1/32 - 9/30/33	$67.24	$244,594.66
10/1/33 - 9/30/34	$69.26	$251,932.50
10/1/34 - 9/30/35	$71.33	$259,490.47
10/1/35 - 9/30/36	$73.47	$267,275.14
Period of 850 Expansion Space Term	Approx. Annual Base Rent per RSF (NNN)	Monthly Base Rent for 850 Expansion Space based on 43,653 RSF

10/1/36 - 9/30/37	$75.68	$275,293.44
10/1/37 - 12/31/37	$77.95	$283,552.24
All such monthly Base Rent shall be payable by Tenant in accordance with the terms of the Lease.
* Including any partial month at the beginning of the 850 Expansion Space Term.
** Notwithstanding the foregoing, Tenant shall not be required to pay Base Rent and Tenant’s Percentage Share of Operating Expenses and Property Taxes (the “850 Construction Period Abated Amount”) for the 850 Expansion Space only, for the period from the Delivery Date until the day immediately preceding the 850 Expansion Effective Date (the “850 Construction Period”). Landlord shall abate Tenant’s obligation to pay Base Rent and Tenant’s Percentage Share of Operating Expenses and Property Taxes (the “Abated 850 Expansion Space Rent”) for the 850 Expansion Space only during the first ten (10) full calendar months of the 850 Expansion Space Term (the “850 Expansion Space Abatement Months”), as more particularly set out in Section 4 below.
c.850 Existing Premises. Commencing on the 850 Existing Premises Extended Term Commencement Date and continuing for the duration of the 850 Existing Premises Extended Term, Tenant shall pay Base Rent for the 850 Existing Premises according to the following schedule:

Period of 850 Existing Premises Extended Term	Approx. Annual Base Rent per RSF (NNN)	Monthly Base Rent for 850 Existing Premises based on 79,305 RSF
*1/1/27 - 9/30/28	$58.00	$383,307.50
10/1/28 - 9/30/29	$59.74	$394,806.73
10/1/29 - 9/30/30	$61.53	$406,650.93
10/1/30 - 9/30/31	$63.38	$418,850.45
10/1/31 - 9/30/32	$65.28	$431,415.97
10/1/32 - 9/30/33	$67.24	$444,358.45
10/1/33 - 9/30/34	$69.26	$457,689.20
10/1/34 - 9/30/35	$71.33	$471,419.88
10/1/35 - 9/30/36	$73.47	$485,562.47
10/1/36 - 9/30/37	$75.68	$500,129.35
Period of 850 Existing Premises Extended Term	Approx. Annual Base Rent per RSF (NNN)	Monthly Base Rent for 850 Existing Premises based on 79,305 RSF
10/1/37 – 12/31/37	$77.95	$515,133.23
All such monthly Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

*Notwithstanding the foregoing, Landlord shall abate Tenant’s obligation to pay Base Rent and Tenant’s Percentage Share of Operating Expenses and Property Taxes (the “Abated 850 Existing Premises Rent”) for the 850 Existing Premises only during the period commencing as of the 850 Existing Premises Extended Term Commencement Date and ending as of August 31, 2028 (the “850 Existing Premises Abatement Months”) as more particularly set out in Section 4 below. The 870 Existing Premises Abatement Month, 850 Construction Period, 850 Expansion Space Abatement Months, and 850 Existing Premises Abatement Months are collectively referred to herein as the “Abatement Months”. The Abated 870 Existing Premises Rent, 850 Construction Period Abated Amount, Abated 850 Expansion Space Rent, and Abated 850 Existing Premises Rent are collectively referred to herein as the “Abated Amount.”
4.Abated Amounts. Notwithstanding Section 3 above, provided there is no Event of Default under the Lease, Landlord hereby agrees to abate Tenant’s obligation to pay Base Rent and Tenant’s Percentage Share of Operating Expenses and Property Taxes as set out above. During Abatement Months, Tenant will still be responsible for the payment of all other monetary obligations under the Amended Lease, including, without limitation, the cost of utilities, any After Hours HVAC charges, the cost of janitorial services, charges for Parking Privileges, and other gross income tax or excise tax levied by any taxing authority or adopted by any voter initiative or ballot measure with respect to the receipt of the rental payable under the Lease, including, without limitation, the San Francisco Commercial Rent Tax for Childcare and Early Education (June 2018 Proposition C), the Early Education Homelessness Gross Receipts Tax (November 2018 Proposition C), and the San Francisco Gross Receipts Tax and Business Registration Fees Ordinance (2012 Proposition E).
Tenant acknowledges that any Event of Default will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain. Therefore, should there be an Event of Default at any time during the Abatement Months, then the right to the abatement of any then-remaining Abated Amount shall be suspended from the date of such Event of Default until the date, if at all, that Tenant cures such Event of Default, at which point Tenant will be once again afforded the benefit of abating the then-remaining Abated Amount at the monthly amounts originally contemplated above, regardless of what the then-current monthly Rent payable is under the Amended Lease (i.e., if the then scheduled monthly Base Rent, Operating Expenses and Property Taxes exceed the originally scheduled monthly amount of the Abated Amount, then Tenant will only be entitled to the abatement of the originally scheduled monthly Abated Amount and will be obligated to pay any differential between the two sums). Additionally if, at any point during the Abatement Months, Tenant is entitled to an abatement of Rent pursuant to the provisions of Articles 12 or 13 of the Initial Lease, then the abatement of Rent described above with respect to the Abatement Months, as applicable, will be suspended during the pendency of any such Casualty or Taking, and reinstated immediately following the expiration of any such Casualty or Taking related abatement of Rent (at the rates applicable to the originally scheduled periods, as described above). Tenant acknowledges and agrees that nothing in this paragraph is intended to limit any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws), in the event Tenant defaults under the Amended Lease beyond any applicable cure period.
5.Tenant’s Percentage Share of Operating Expenses and Property Taxes. Effective as of the 850 Expansion Effective Date, Tenant’s Percentage Share of Operating Expenses and Property Taxes allocated to the Building (excluding the basement/below-grade areas of the Building) shall be 97.43%, based on the Premises containing 373,861 RSF and the Building (excluding the basement/below-grade areas of the Building) containing 383,725 RSF. Landlord allocates 19% of Operating Expenses to the basement/below grade areas of the Building and 81% of Operating Expenses to the remainder of the Building, and Landlord allocates 20% of Taxes to the basement/below-grade areas of the Building and 80% of Taxes to the remainder of the Building.
6.Condition of Premises.

a.870 Existing Premises. Provided there is no then-current Event of Default under the Amended Lease, commencing as of January 1, 2027, Landlord shall provide Tenant with an allowance equal to $3.06 per RSF (i.e., up to $767,763.18, based on the 870 Existing Premises containing 250,903 RSF) in connection with Tenant’s leasing of the 870 Existing Premises (the “870 Existing Premises Allowance”), which may be used by Tenant to improve any of the Premises pursuant to the Work Letter attached hereto as Exhibit B (the “Twelfth Amendment Work Letter”). The 870 Existing Premises Allowance is in addition to the “Allowance” granted pursuant to Section 6.c. of the Eleventh Amendment. Tenant shall have up to January 1, 2030 to use the 870 Existing Premises Allowance (“Outside Allowance Date”). Any portion of the 870 Existing Premises Allowance not used and requested as provided in the Twelfth Amendment Work Letter as of the Outside Allowance Date shall be deemed waived and forfeited by Tenant, and Landlord shall have no obligation to pay or credit such unused portion of the 870 Existing Premises Allowance to Tenant.
b.850 Expansion Space. Provided there is no then-current Event of Default under the Amended Lease, commencing as of the Delivery Date, Landlord shall provide Tenant with an allowance of up to $122.50 per RSF (i.e., up to $5,347,492.50, based on the 850 Expansion Space containing 43,653 RSF) in connection with Tenant’s leasing of the 850 Expansion Space (the “850 Expansion Space Allowance”), which may be used by Tenant to improve any of the Premises pursuant to the Twelfth Amendment Work Letter. Tenant shall have up to the Outside Allowance Date to use the 850 Expansion Space Allowance. Any portion of the 850 Expansion Space Allowance not used and requested as provided in the Twelfth Amendment Work Letter as of the Outside Allowance Date shall be deemed waived and forfeited by Tenant, and Landlord shall have no obligation to pay or credit such unused portion of the 850 Expansion Space Allowance to Tenant.
c.850 Existing Premises. Provided there is no then-current Event of Default under the Amended Lease, commencing as of January 1, 2027, Landlord shall provide Tenant with an allowance of up to $134.75 per RSF (i.e., up to $10,686,348.75, based on the 850 Existing Premises containing 79,305 RSF) in connection with Tenant’s leasing of the 850 Existing Premises (the “850 Existing Premises Allowance”), which may be used by Tenant to improve any of the Premises pursuant to the Twelfth Amendment Work Letter. Tenant shall have up to the Outside Allowance Date to use the 850 Existing Premises Allowance. Any portion of the 850 Existing Premises Allowance not used and requested as provided in the Twelfth Amendment Work Letter as of the Outside Allowance Date shall be deemed waived and forfeited by Tenant, and Landlord shall have no obligation to pay or credit such unused portion of the 850 Existing Premises Allowance to Tenant. The 870 Existing Premises Allowance, 850 Expansion Space Allowance, and 850 Existing Premises Allowance are collectively referred to herein as the “Twelfth Amendment Tenant Improvement Allowance”. The 850 Expansion Space Allowance and 850 Existing Premises Allowance are collectively referred to herein as the “850 Allowance”. The 850 Allowance may be used only for improvements to the Premises.
Sections 6(d)(i), 6(d)(ii) and 6(d)(iii) and Exhibit D of the Eleventh Amendment are hereby deleted in their entirety. Landlord will perform the work described in Exhibit D-1 attached hereto (“Landlord’s Work”). Landlord will cause construction drawings to be prepared for Landlord’s Work consistent with the pricing plans prepared by Revel, dated July 7, 2026, submit such construction drawings to the City and process a building permit therefor. Notwithstanding the terms of the first sentence of Section 6(d) of the Eleventh Amendment, Landlord shall commence Landlord’s Work promptly following Landlord’s receipt of a building permit therefor. The currently anticipated construction schedule for Landlord’s Work is attached hereto as Exhibit D-2. During the permitting process and through the completion of Landlord’s Work, Landlord, its general contractor and Tenant will meet on a weekly basis to discuss the progress of the building permit application and the Landlord’s Work and changes to the construction schedule. If the costs incurred by Landlord for Landlord’s Work exceed $860,000, within thirty (30) days of Landlord’s request following Landlord’s substantial completion of Landlord’s Work, Tenant shall reimburse Landlord in an amount equal to the cost of Landlord’s Work in excess of $860,000, provided that in no event will Tenant be obligated to reimburse Landlord more than (x) $610,323.77 plus (y) the amount, if any, any cost increases resulting from any changes to Landlord’s Work requested by

Tenant and approved by Landlord. Landlord and Tenant shall in good faith cooperate and cause their respective employees, agents and contractors to cooperate with the other during the period in which Landlord is constructing the Landlord’s Work in an effort to expedite completion of the Landlord’s Work as well as to minimize any interference with Tenant’s business operations in the Premises.
In addition, subject to the terms of this paragraph, Landlord hereby approves of Tenant’s construction of the work described in Exhibit D-3 attached hereto (“Tenant’s Work”) and agrees that such work does not need to be restored. Within thirty (30) days of Tenant’s request following Tenant’s substantial completion of Tenant’s Work and delivery of the items described in subparts (X) – (Z) of Section 3.1(b) of Exhibit B hereto and copies of paid invoices evidencing costs incurred, Landlord shall reimburse Tenant for the cost of Tenant’s Work, not to exceed $100,000. The terms of Exhibit B shall apply to Tenant’s Work to the same extent they are applicable to Twelfth Amendment Tenant Improvements, except Landlord shall have no right to charge an “Alteration Operations Fee” (as defined in Exhibit B) or be reimbursed for any other costs with respect to review of plans or supervision of Tenant’s Work. Landlord hereby approves of Tenant’s use of any of the following as the general contractor for Tenant’s Work: Novo, Hathaway Dinwiddie, Principal Builders (PBI), BCCI, Skyline, Peacock, and Richlen.
The Outside Allowance Date will be delayed on a day-for-day basis for each day that Tenant’s design and/or permitting and/or construction of the Twelfth Amendment Tenant Improvements (defined in the Twelfth Amendment Work Letter) is delayed by Force Majeure Delay or Landlord Delay (as such terms are defined in the Twelfth Amendment Work Letter), as more particularly described in the Twelfth Amendment Work Letter. Tenant acknowledges and agrees that except as otherwise provided herein with respect to the Twelfth Amendment Tenant Improvement Allowance and Landlord’s Work, Landlord shall not be obligated to refurbish or improve or provide funds for the refurbishment or improvement of the Premises (or any part thereof) in conjunction with this Twelfth Amendment except as set forth in the Twelfth Amendment Work Letter and this Section 6(c), and Tenant hereby agrees to accept the Premises (i.e., the 870 Existing Premises, the 850 Expansion Space, and the 850 Existing Premises) in each of its “AS-IS” and “WHERE-IS” condition, subject to Landlord’s maintenance obligations under the Lease. Notwithstanding the foregoing, Landlord shall deliver the 850 Expansion Space to Tenant with the “Base Building Systems” (defined below), the Elevator and Materials Lift in good working order (“Delivery Condition”). “Base Building Systems” means the Building’s base life/safety, electrical, plumbing and HVAC systems but excluding the portions thereof exclusively serving the 850 Expansion Space. The existence of punchlist items or other items which do not materially interfere with Tenant’s ability to operate within the 850 Expansion Space shall not be matters which shall be part of the Delivery Condition; but Landlord shall correct and/or complete such punchlist items as soon as reasonably possible after the Delivery Date. Tenant acknowledges and agrees that Landlord has not made any representation or warranty as to their condition or the suitability thereof for the conduct of Tenant’s business, and the acceptance of possession of the 850 Expansion Space by Tenant (i.e., the failure of Tenant to notify Landlord within ten (10) days after the Delivery Date of any failure of the 850 Expansion Space to be in such Delivery Condition) shall establish that the 850 Expansion Space is at such time in the condition required for delivery to Tenant. For the avoidance of doubt, Tenant shall be solely responsible for causing the Premises to comply with applicable Laws (including the Americans with Disabilities Act and all path of travel requirements) to the extent required under Section 7.2(a) of the Original Lease.
7.Letter of Credit. Landlord and Tenant acknowledge that Landlord is currently holding a LC in the LC Stated Amount of One Million Five Hundred Eighty-Two Thousand Three Hundred Sixty One and 59/100 Dollars ($1,582,361.59), as set forth in Section 10 of the Eleventh Amendment. Concurrently with the Twelfth Amendment Effective Date, Tenant shall provide Landlord with a replacement LC in the form attached as Exhibit F to the Initial Lease (or an alternate form approved in advance by Landlord, in Landlord’s reasonable good faith discretion, or an amendment to the existing LC adjusting the face amount of same), in the LC Stated Amount of Two Million Four Hundred Twenty-Eight Thousand Four Hundred Forty-Nine and 95/100 Dollars ($2,428,449.95) (the “Replacement LC”). Notwithstanding the terms of the Amended Lease to the contrary, the Replacement LC shall be issued by Wells Fargo Bank, JP Morgan, Morgan Stanley or Bank of America.

8.Decatur Alley and Parking Lot. Section 8 (Decatur Alley and Parking Lot) of the Eleventh Amendment is hereby deleted and is of no further force or effect.
9.Options. Tenant acknowledges and agrees that except as expressly set forth below in this Section 9 with respect to the Renewal Options, the Right of First Offer, and the Expansion Option as amended below, and in Section 14 of the Eleventh Amendment with respect to the Right of First Offer to Purchase, as amended below, Tenant has no options and/or rights of first refusal and/or rights of first offer to lease additional space, to purchase the Building, to terminate the Term early, and/or to extend the Term.
a.Renewal Options. During the 850 Existing Premises Extended Term, Tenant shall continue to have the Renewal Options granted under Section 2.4 of the Initial Lease as amended by Section 14.a. of the Eleventh Amendment; provided, Section 2.4 of the Initial Lease as amended by Section 14.a. of the Eleventh Amendment are hereby further amended and superseded by the following terms: (i) the Renewal Options are exercisable only as to the entire Premises then being leased by Tenant, (ii) the following language is hereby deleted from Section 14.a. of the Eleventh Amendment: “Seventy-Five and 68/100 Dollars ($75.68)” and replaced with “Seventy-Seven and 95/100 Dollars ($77.95)”, and (iii) the following language is hereby deleted from Section 14.a. of the Eleventh Amendment: “During each Renewal Term, Tenant shall pay Additional Rent on a net basis, in accordance with the provisions of Article 4 of the Initial Lease, as amended by Section 5 of the Eleventh Amendment”, and replaced with “During each Renewal Term, Tenant shall pay Additional Rent on a net basis, in accordance with the provisions of
Article 4 of the Initial Lease, as amended by Section 5 of the Twelfth Amendment.”
b.Right of First Offer. Commencing on the Twelfth Amendment Effective Date
through the Extended Term Expiration Date, Tenant shall continue to have the Right of First Offer granted under Article 31 of the Initial Lease as amended by Section 14.b. of the Eleventh Amendment; provided, Article 31 of the Initial Lease as amended by Section 14.b. of the Eleventh Amendment are hereby further amended by the following terms: (i) Landlord shall be required to provide First Offer Notices without any obligation of Tenant to provide an Interest Notice, and (ii) the First Right Space will include that certain restaurant space on the first floor of the 870 Building containing approximately 5,346 RSF of space, depicted in Exhibit A-1 hereto (“Restaurant ROFO Space”), which Right of First Offer with respect to the Restaurant ROFO Space is subject and subordinate to the rights of any existing tenants thereof.
c.Expansion Option. Tenant shall continue to have that certain Expansion Option pursuant to Section 14.d. of the Eleventh Amendment until such option’s expiration on December 31, 2026, whereupon such Expansion Option shall be deemed null, void and of no further force or effect.
d.Right of First Offer to Purchase. The Right of First Offer to Purchase granted under Addendum No. 1 to the Eleventh Amendment shall remain in effect through December 31, 2037.
10.Generator. Tenant shall continue to have the rights under Section 9 of the Eleventh Amendment with respect to the Tenant’s Generator. Subject to said Section 9, Tenant shall have the exclusive right to use the Initial Generator so long as Tenant is leasing Suite 210 of the 850 Building.
11.Compliance with Laws; Use. Without limiting any other compliance obligations of Tenant under the Lease, Tenant acknowledges that Tenant shall use and occupy the 850 First Floor Premises (defined as “First Floor Expansion Premises” in the Sixth Amendment) in full compliance with all Laws and zoning restrictions applicable thereto, including without limitation, any applicable “Operations Law” (defined below). “Operations Law” means any law, ordinance or other similar requirement which would have the effect of requiring that the First Floor Expansion Premises be used/and or occupied (e.g., a requirement that the First Floor Expansion Premises cannot be “dark”). Section 7 of the Sixth Amendment is hereby deleted and deemed null and void. Section 8 of the Sixth Amendment remains in full force and effect; provided, said Section 8 is hereby modified, as follows: (a) the reference to the Sixth Amendment Effective Date shall mean and refer to the Twelfth Amendment Effective Date, (b) the reference to the Sixth Amendment shall mean and refer to the Twelfth Amendment, (c) any and all references to the “First Floor Expansion Premises” are deleted and replaced with “850 First Floor Premises and/or 850 Expansion Space, as applicable” and (d) provided the same comply with all Laws and so long as the 850 First Floor Premises and the 850 Expansion Space are used in compliance with all Laws and zoning requirements and restrictions, Landlord hereby approves of the use of the 850 First Floor Premises and 850 Expansion Space for an analytical laboratory for data collection related to robotics/AI research and development and legal related uses ancillary thereto; provided, however, Landlord has provided no representation, warranty or assurance that such use complies with Laws or zoning requirements and restrictions, Tenant will be solely responsible for obtaining all permits and approvals required by applicable Laws for such use of the 850 First Floor Premises and 850 Expansion Space, and Tenant’s obligations under this Twelfth Amendment are not conditioned upon the obtaining of permits and approvals required for such use of the 850 First Floor Premises and 850 Expansion Space.
12.Elevator. Tenant acknowledges and agrees that (a) the existing elevator serving the 850 Building which is in the location shown on Exhibit E hereto (the “Elevator”) serves as the freight elevator for the Building and is used by Landlord and other tenants, visitors, and users of the Building for construction and critical building operations, (b) in the event the Elevator is used for passenger service, such use shall be subject to applicable laws and Landlord’s reasonable rules and regulations, as the same may be modified from time to time, and (c) subject to Landlord’s express delivery and maintenance obligations hereunder, Landlord has made no representation or warranty (express or implied) regarding the condition and/or suitability of the Elevator for Tenant's use and/or passenger service use, and Tenant accepts the Elevator in its AS-IS condition. Subject to the foregoing, Tenant shall have the non-exclusive right to use, in common with other tenants, visitors, and users of the 850 Building, of the Elevator subject to applicable laws and Landlord’s reasonable rules and regulations, as the same may be modified from time to time. Landlord shall perform all necessary maintenance, repairs, replacements, and legal compliance modifications for the Elevator, as part of Operating Expenses, subject to the terms of Section 4.2 of the Initial Lease. Subject to Section 11.5 of the Initial Lease, Tenant shall indemnify, defend (with counsel acceptable to Landlord), and hold Landlord and the Landlord Parties harmless from and against any and all Claims, Damages and Costs arising out of or in connection with the use of the Elevator by Tenant or its Transferees (except to the extent caused by the negligence or willful misconduct of Landlord, its agents, contractors or employees acting within the scope of their relationship with Landlord), including any claims brought by any third parties or other building occupants, including, without limitation, any subtenants of Tenant. Any complaints by tenants, visitors, and users regarding the Elevator shall be directed to and addressed by Tenant, and Tenant shall notify Landlord of any such complaints.
13.Atrium and Building 870 Access. Notwithstanding the terms of the Lease to the contrary, Tenant shall permit Landlord and other tenants, visitors, and users of the Project to use the Atrium for the purpose of providing emergency egress (subject to applicable laws and Landlord’s reasonable rules and regulations, as the same may be modified from time to time) from the 850 Building and 870 Building and through the 870 Building to Brannan Street as depicted on Exhibit C hereto (the “Third-Party Access”). The doors of the Atrium to the adjacent courtyard area must remain unlocked at all times to the extent required for the Third-Party Access to constitute code-compliant emergency egress, and may be badged and/or alarmed so long as such security measures do not prevent the Third-Party Access from being code compliant for emergency egress. Tenant shall not make any modifications to such Atrium doors or the Third-Party Access unless approved by Landlord in writing and in all events Tenant shall maintain code compliant Third-Party Access from the courtyard area shared with the 850 Building through the Atrium and the 870 Building as provided in Section 7.2(a) of the Original Lease. Tenant acknowledges and agrees that the Third-Party Access is necessary and essential to provide emergency egress for the Building and its occupants, and Tenant shall not obstruct, interfere with, restrict, or otherwise impair such emergency egress at any time or take any action that would result in there not being code-compliant Third-Party Access through the Atrium and 870 Building as provided above. Tenant shall, at Landlord’s request, cooperate promptly and in good faith with Landlord in establishing, implementing, and maintaining alternative and/or additional access routes. Tenant further acknowledges that such Third-Party Access shall not constitute an eviction of Tenant from the Premises (including the Atrium), whether constructive or otherwise, and Tenant shall in no event be excused from paying any Rent that it is scheduled to pay pursuant to the terms of the Amended Lease. Tenant shall indemnify, defend (with counsel acceptable to Landlord), and hold Landlord and the Landlord Parties harmless from and against any and all Claims, Damages and Costs arising out of or in connection with Tenant’s violation of this Section 13, including any claims brought by third parties or other building occupants. Tenant will be solely responsible for maintaining the Atrium to the same extent it is obligated to maintain the Premises, including, without limitation, those portions of the Atrium and systems serving the Atrium set forth in Exhibit F hereto. Landlord will maintain the elevator serving the Atrium (which also serves the entire building) in accordance with the Lease and the cost thereof shall be included in Operating Expenses, and Tenant shall be responsible for maintaining and repairing the elevator turnstiles within the Atrium. Except as otherwise provided herein, (a) the terms of Section 7 of the Eleventh Amendment shall remain in full force and effect through the 850 Existing Premises Extended Term, as it may be extended, and (b) the repair and maintenance obligations of the parties with respect to the Atrium shall be as set forth in the Lease.
14.Materials Lift. During the 850 Existing Premises Extended Term, Tenant may, at no additional charge (except as provided below), use the existing materials lift (the “Materials Lift”) in connection with Tenant’s leasing of the 850 Existing Premises and 850 Expansion Space. Landlord (i) shall maintain the Materials Lift in good operating condition, and (ii) if the Materials Lift is damaged, shall repair or replace it (with a comparable replacement). Tenant will reimburse Landlord for all costs incurred by Landlord to operate, maintain, repair and replace the Materials Lift within ten (10) business days after Landlord’s delivery of an invoice therefor from time to time, provided that the cost of any capital expense incurred by Landlord to repair or replace the Materials Lift shall be amortized with interest at the “Interest Rate” (as defined in the Original Lease) over the useful life of the applicable repair or replacement, as reasonably determined by Landlord in accordance with “Institutional Owner Practices” (as defined in the Original Lease), and Tenant will pay the amortized amount thereof in equal monthly installments concurrently with installments of Base Rent. Tenant shall indemnify and hold harmless Landlord for any and all liability in connection with Tenant's use of the Materials Lift (except to the extent caused by the negligence or willful misconduct of Landlord, its agents, contractors or employees acting within the scope of their relationship with Landlord). The Materials Lift shall remain the property of Landlord and Tenant shall surrender said Materials Lift to Landlord upon the expiration or earlier termination of the Amended Lease in substantially the same condition as it was delivered to Tenant by Landlord, reasonable wear and tear, damage from casualty (subject to Tenant’s insurance obligations and the provisions of Article 12 of the Initial Lease) and repairs that are specifically made the responsibility of Landlord hereunder excepted but subject to Tenant’s obligation to pay the cost thereof. Tenant acknowledges that Landlord has made no representation or warranty (express or implied) regarding the condition and/or suitability of the Materials Lift for Tenant's use, and Tenant accepts the Materials Lift in its AS-IS condition, subject to Landlord’s obligations with respect to the Delivery Condition.
15.Expansion Option – Tenant’s Percentage Share. Notwithstanding anything to the contrary in Section 14.d of the Eleventh Amendment, if Tenant exercises the “Expansion Option” (as defined in the Eleventh Amendment), Tenant’s Percentage Share of Operating Expenses and Property Taxes allocated to the Building (excluding the basement/below-grade areas of the Building) will be increased to 97.84% (in lieu of 68.6% set forth in such Section 14.d).
16.Certified Access Specialist. This Section 16 is intended to comply with the terms of California Civil Code Section 1938 which requires a commercial property owner or lessor to state the following on every lease or rental agreement executed on or after January 1, 2017:
“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”
Pursuant to California Civil Code Section 1938, Landlord hereby advises Tenant that the 850 Expansion Space has not undergone an inspection by a CASp. In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests a CASp inspection of the 850 Expansion Space, then Tenant shall pay (i) the fee for such inspection, and (ii) the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the 850 Expansion Space.
17.Brokers. Tenant warrants to Landlord that Tenant has not dealt with any broker or agent in connection with the negotiation or execution of this Twelfth Amendment other than Newmark, representing Landlord and Tenant (“Broker”). Tenant shall indemnify, defend and hold Landlord harmless from and against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent other than Broker claiming the same by, through, or under Tenant. Landlord shall indemnify, defend and hold Tenant harmless from and against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent other than Broker claiming the same by, through, or under Landlord.
18.Entire Agreement. This Twelfth Amendment and the Lease constitute the entire agreement between Landlord and Tenant with respect to the subject matter of this Twelfth Amendment.
19.Full Force and Effect. Except as specifically set forth herein, the Amended Lease is and remains in full force and effect and binding on the parties. Tenant confirms that Landlord is not now and has not in the past been in default under the Lease, and Tenant has no claim against Landlord for damages or offset of any type.
20.Authority. Each party acknowledges that it has all necessary right, title and authority to enter into and perform its obligations under this Twelfth Amendment, that this Twelfth Amendment is a binding obligation of such party and has been authorized by all requisite action under the party’s governing instruments, that the individuals executing this Twelfth Amendment on behalf of such party are duly authorized and designated to do so, and that no other signatories are required to bind such party.
21.Counterparts. This Twelfth Amendment may be executed in one or more facsimile or pdf counterparts, each of which shall be deemed the original, but which together shall constitute one and the same instrument. The parties agree that electronic signatures, including those signed through the electronic signature system known as “DocuSign”, shall have the same effect as originals. All parties to this Twelfth Amendment waive any and all rights to object to the enforceability of this Twelfth Amendment based on the form or delivery of signature.
22.No Remeasurement. Landlord and Tenant stipulate that the Rentable Area of the Existing Premises, 850 Expansion Space and Building herein are correct and not subject to remeasurement through December 31, 2037.
23.Physical Intelligence Sublease. Pursuant to that certain Consent to Sublease (“Consent”), executed by Landlord, Tenant and Physical Intelligence (Pi), Inc., a Delaware corporation (“PI”), Landlord consented to the Sublease (“PI Sublease”) between Tenant, as Sublessor, and PI, dated June 29, 2026. Tenant represents and warrants to Landlord that, except for the PI Sublease, there are no written agreements or, except as reflected in the proposed amendment described below, oral understandings between Tenant and PI relating, directly or indirectly, to the “Subleased Premises” (as defined in the Sublease) or any portion thereof, except that Landlord acknowledges that Tenant and PI are negotiating an amendment to the PI Sublease to reduce the base rent and increase the allowance thereunder. Landlord and Tenant agree that the “Profits” (as defined in the Original Lease) attributable to the PI Sublease (without such amendment referenced above) are set forth in Exhibit G attached hereto. Absent any such amendment, Tenant will pay to Landlord fifty percent (50%) of the Profits during each “Year” identified in Exhibit G (with an equitable adjustment to reflect the delay beyond August 1 in the commencement of the PI Sublease as to the 850 Expansion Space) in monthly installments as Additional Rent as such Profits are received by Tenant in accordance with and subject to the terms of Section 15.5 of the Original Lease. Any such amendment shall be subject to Landlord’s written consent as provided in the Consent. Landlord agrees that it will not withhold its consent to such an amendment to the Sublease based on the fact that it modifies the base rent and/or allowance payable thereunder.
24.No Security Documents. Landlord represents that there are no asset level Security Documents on the Project as of the Twelfth Amendment Effective Date.
[Remainder of page intentionally left blank; signatures appear on following page.]

IN WITNESS WHEREOF, the parties have executed this Twelfth Amendment as of the Twelfth Amendment Effective Date.
LANDLORD:
T-C 888 BRANNAN OWNER LLC,
a Delaware limited liability company

By:	/s/ Mark Meehan
Name:	Mark Meehan
Title:	Authorized Signer
Date:	08/18/2026

TENANT:
AIRBNB, INC.,
a Delaware corporation

By:	/s/ ELINOR MERTZ
Name:	Elinor Mertz
Title:	Chief Financial Officer
Date:	08/18/2026

EXHIBIT A
850 EXPANSION SPACE
EXHIBIT A

EXHIBIT A-1
RESTAURANT ROFO SPACE
The Restaurant ROFO Space is the portion of first floor of the 870 Building shaded below.

EXHIBIT A-1

EXHIBIT B
WORK LETTER
This Work Letter supplements the Twelfth Amendment to Office Lease (the “Twelfth Amendment”) by and between T-C 888 BRANNAN OWNER LLC, a Delaware limited liability company (“Landlord”), and AIRBNB, INC., a Delaware corporation (“Tenant”) pertaining to certain Premises described in the Twelfth Amendment. Terms capitalized, but not otherwise defined herein, shall have the meanings ascribed to them in the “Lease” (as defined in the Twelfth Amendment).
As used herein, the term “Premises” shall mean the 870 Existing Premises, the 850 Expansion Space, and the 850 Existing Premises.
The parties hereby agree as follows:
1.[Intentionally Omitted].
2.Tenant’s Plans and Specifications. “Twelfth Amendment Tenant Improvements” means the improvements to the Premises shown on the “Final Plans” (as defined below). Tenant may construct the Twelfth Amendment Tenant Improvements in several phases. Accordingly, the provisions set forth below will apply to each respective phase of the Twelfth Amendment Tenant Improvements as the context may require.
2.1.Submission of Plans and Specifications.
(a)Preliminary TI Plan. Tenant shall submit to Landlord for approval, in pdf format, a conceptual construction plan (“Preliminary TI Plan”) for construction of the Twelfth Amendment Tenant Improvements prepared by a reputable architect reasonably approved by Landlord (“Tenant’s Architect”) which shall include, without limitation, the general location of doors, corridors, entrances, exits, partitions, heavy floor loads and other special requirements, and the location of all offices and the Specialized Uses. Landlord agrees to cooperate with Tenant and its design representatives in connection with the preparation of the Preliminary TI Plan. Within ten (10) business days after receipt by Landlord of the Preliminary TI Plan, Landlord shall (i) give its written approval with respect thereto, or (ii) notify Tenant in writing of its disapproval and state with specificity the Design Problem(s) (as defined in Section 10.1 of the Lease and modified by Section 2.2 below) that is/are the basis for such disapproval and the reasonable revisions or modifications necessary in order for Landlord to give its approval. In the event of a disapproval by Landlord, Tenant shall submit to Landlord for approval the revisions or modifications requested by Landlord to correct any Design Problem(s), with no other changes to the Preliminary TI Plan. Within five (5) business days following receipt by Landlord of such revisions or modifications, Landlord shall give its written approval with respect thereto (and the scope of Landlord’s review shall be limited to Tenant’s correction of the Design Problem(s) to which Landlord had previously objected in writing), or shall request other revisions or modifications therein (but relating only to the extent Tenant has failed to comply with Landlord’s earlier requests). The preceding sentence shall be implemented repeatedly until Landlord gives its approval to the Preliminary TI Plan. Landlord acknowledges that Tenant may perform its mechanical, electrical and plumbing work on a design-build basis. Notwithstanding anything to the contrary in this Section 2.1(a) or Section 2.1(b) below, Landlord will have an additional seven (7) business days to review any submission which Landlord reasonably determines requires the review and

EXHIBIT B

approval or comment of any third-party engineer or other consultant, provided that Landlord notifies Tenant of the need for third party review within the initial ten (10) business day review period or within the seven (7) business day period provided for in Section 2.3 below.
(b)Final TI Plan. After approval by Landlord of the Preliminary TI Plan, Tenant shall submit to Landlord for approval, in pdf format, fully completed and engineered working drawings and specifications suitable for plan check review and permitting by local agencies having jurisdiction, for the layout, improvement and finish of the entire Premises (including, without limitation, all areas pertaining to the Specialized Uses) consistent with the design and construction of the Base Building Improvements, including electrical and mechanical drawings, capacity reports, dimensioned partition plans, floor and wall finish plans, reflected ceiling plans, power, telephone communications and data plans, life safety devices, construction detail sheets including millwork detail plans, showing the location of partitions, light fixtures, electrical outlets, telephone outlets, sprinklers, doors, window coverings, equipment specifications (including weight specifications and cooling requirements) and power requirements (including voltage, amps, phase, and special plugs and connections) and Title 24 energy calculations, wall finishes, floor coverings, millwork and other Twelfth Amendment Tenant Improvements required by Tenant (collectively, “Final TI Plan”). Within ten (10) business days after receipt by Landlord of the Final TI Plan, Landlord shall (i) give its written approval with respect thereto, or (ii) notify Tenant in writing of its disapproval and state with specificity the Design Problem(s) that is/are the basis for such disapproval and the reasonable revisions or modifications necessary in order for Landlord to give its approval. In the event of a disapproval by Landlord, Tenant shall submit to Landlord for approval the revisions or modifications requested by Landlord to correct any Design Problem, with no other changes to the Final TI Plan. Within five (5) business days following receipt by Landlord of such revisions or modifications, Landlord shall give its written approval with respect thereto (and the scope of Landlord’s review shall be limited to Tenant’s correction of the Design Problem(s) to which Landlord had previously objected in writing) or shall request other revisions or modifications therein (but relating only to the extent Tenant has failed to comply with Landlord’s earlier requests). The preceding sentence shall be implemented repeatedly until Landlord gives its approval of the Final TI Plan. The Final TI Plan as approved by Landlord shall be referred to as the “Final Plans.” The parties acknowledge that the Preliminary TI Plan and/or the Final TI Plans may be submitted in more than one delivery (i.e., for example, in separate phases based upon the improvement of different floors and/or different disciplines).
(c)Engineering of Plans. The plans and specifications prepared by Tenant hereunder (i.e., the Preliminary TI Plan and the Final Plans) are referred to herein collectively as the “Construction Drawings.” Landlord shall have no responsibility for any of the engineering of the Construction Drawings, which shall be at Tenant’s expense, subject to Article 3 below. The Construction Drawings shall be prepared and/or coordinated by Tenant’s Architect, shall comply with all applicable Laws, shall be sufficient for Tenant to secure the approval of governmental authorities with jurisdiction over the approval thereof and shall be in a form meeting Landlord’s reasonable requirements. Without limiting the generality of the foregoing, the Construction Drawings shall provide for the build-out of the entire Premises to at least the Building Standard (as defined in Section 3.2 below). All information on the Construction Drawings shall be clearly and neatly specified, dimensioned and detailed per industry standards.

EXHIBIT B

2.2.Landlord’s Standard of Approval. Whenever Landlord has the right to approve Tenant’s Construction Drawings under this Article 2, Landlord shall not unreasonably withhold its approval unless and to the extent that improvements shown on the plans create a Design Problem, as defined in Section 10.1 of the Lease. Landlord shall not be obligated to modify the base Building to accommodate improvements shown on the Construction Drawings to avoid the existence of a Design Problem. In connection with Landlord’s review and approval of Construction Drawings,
Landlord may as a condition to its approval of any Non-Standard Tenant Improvement or Alteration (and as a condition to Landlord’s right to require Tenant to remove the same) require in writing that Tenant remove the same on the expiration or termination of the Lease and repair any damage resulting from such removal as described in Section 10.5 of the Initial Lease; absent any such notice, Tenant will not be required to remove the subject Non-Standard Tenant Improvement or Alteration. Tenant and Tenant’s Architect shall verify, in the field, the dimensions of the Premises and the conditions at the Premises. Landlord’s review of the Construction Drawings is for Landlord’s sole benefit and Landlord shall have no liability to Tenant arising out of or based on Landlord’s review. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its contractor, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s contractor, architect, engineers and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors arising therefrom.
2.3.Deemed Approval. If Landlord fails to notify Tenant of Landlord’s approval or disapproval of the Preliminary TI Plan or any Construction Drawings or proposed Change Order (defined in Section 6 below) within the applicable time period set forth herein, Tenant shall have the right to provide Landlord with a second (2nd) written request for approval (a “Second Request”) that specifically identifies the applicable drawings and contains the following statement in bold and capital letters: “THIS IS A SECOND REQUEST FOR APPROVAL PURSUANT TO THE PROVISIONS OF SECTION 2.3 OF THE WORK LETTER. IF LANDLORD FAILS TO RESPOND WITHIN SEVEN (7) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE
DRAWINGS DESCRIBED HEREIN.” If Landlord fails to respond to such Second Request within seven (7) business days after Landlord’s receipt thereof, the proposed Preliminary TI Plan, Construction Drawings or Change Order, as applicable, shall be deemed approved by Landlord.
2.4.Permits. Following Landlord’s approval (or deemed approval) of the Final Plans, Tenant shall cause the Final Plans to be submitted to the appropriate governmental authorities in order to obtain all approvals and permits required by the governmental authorities having jurisdiction over the Twelfth Amendment Tenant Improvements. Neither Landlord nor Landlord’s consultants shall be responsible for obtaining any permits with respect to the Twelfth Amendment Tenant Improvements or a temporary certificate of occupancy (or its equivalent) for the Premises, and obtaining the same shall be Tenant’s sole responsibility; provided, however, that Landlord shall reasonably cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permits or temporary certificate of occupancy (or its equivalent) and shall use commercially reasonable efforts to assist Tenant in obtaining such permits and temporary certificate of occupancy (or its equivalent), as requested from time to time. In no event shall Tenant or its representatives submit any Construction Drawings to governmental authorities for permitting until the Final Plans have been approved by Landlord.
2.5.Space Planning. All design and programming, space planning and interior decorating services such as selection of wall paint colors and/or wall coverings, furniture, fixtures, carpeting and any or all other decorator selection efforts required by Tenant shall be provided by Tenant at Tenant’s expense, subject to Article 3 hereof.

EXHIBIT B

3.Twelfth Amendment Tenant Improvement Allowance.
3.1.Allowance.
(a)Subject to the Twelfth Amendment Tenant Improvement Allowance consisting of (i) 870 Existing Premises Allowance and the (ii) the 850 Allowance, the Twelfth Amendment Tenant Improvements shall be constructed at Tenant’s sole cost and expense. Subject to the terms of this Section 3.1(a), the Twelfth Amendment Tenant Improvement Allowance shall be used for the design, including architectural and engineering plans and specifications, purchase, installation and construction (including project management fees and costs) of the Twelfth Amendment Tenant Improvements which constitute permanent improvements to the Premises and the cost of all permits associated therewith (collectively, the “Twelfth Amendment Tenant Improvement Costs”). Landlord hereby acknowledges and agrees that costs of governmental permits and the Alteration Operations Fee (as defined below) shall be costs to which the Twelfth Amendment Tenant Improvement Allowance may be applied. In no event shall the Twelfth Amendment Tenant Improvement Allowance be used for the cost of the purchase of furniture, fixtures, moveable equipment, phones or other personal property.
(b)Subject to the foregoing Paragraph 3.1(a), portions of the Twelfth Amendment Tenant Improvement Allowance shall be advanced to Tenant periodically on a monthly basis and following the commencement of the design of the Twelfth Amendment Tenant Improvements by Tenant and after Tenant has delivered to Landlord (i) a request for payment of the Contractor (as defined below), approved by Tenant, on AIA forms G702 and G703 (or comparable forms reasonably approved by Landlord), showing the schedule, by trade, of percentage of completion of the Twelfth Amendment Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the “Construction Budget,” as that term is defined in Article 4 of this Work Letter (as the same may be modified from time to time by Change Order); (ii) invoices or similar documentation from all of “Tenant’s Agents”, as that term is defined in Section 5.1(a) of this Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed lien releases from all of Tenant’s Agents who have statutory lien rights which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 8424 (or any successor statute); and (iv) all other information reasonably requested by Landlord. Tenant may require Landlord to make one or more of such payments directly to those who are entitled to such payment because they provided materials or products or performed services in connection with the Twelfth Amendment Tenant Improvements and references “to Tenant” shall also include those designated by Tenant, and any such payment shall be treated as the disbursement by Landlord of the Twelfth Amendment Tenant Improvement Allowance and have the effect of reducing Landlord’s obligation with respect to the Twelfth Amendment Tenant Improvement Allowance by the amount so disbursed. Disbursements of the Twelfth Amendment Tenant Improvement Allowance shall be made by Landlord on or before the 25th day of each month with respect to complete payment requests made by Tenant on or before the 25th day of the prior month. If the cost of the Twelfth Amendment Tenant Improvements as reflected in the Construction Budget is greater than the Twelfth Amendment Tenant Improvement Allowance, each monthly disbursement made by Landlord shall be an amount equal to the cost of the Twelfth Amendment Tenant Improvements that are subject to the monthly payment request multiplied by a fraction, the numerator of which is the Twelfth Amendment Tenant
EXHIBIT B

Improvement Allowance and the denominator of which is the total cost of the Twelfth Amendment Tenant Improvements as reflected in the Construction Budget. In all events, ten percent (10%) of the amount of the Twelfth Amendment Tenant Improvement Allowance requested by Tenant in any given month (the “Retention Amount”) may be withheld by Landlord until all Twelfth Amendment Tenant Improvements for which Tenant may request reimbursement have been completed and Tenant has provided the following for all such Twelfth Amendment Tenant Improvements: (X) unconditional lien releases with respect to all work performed on the Twelfth Amendment Tenant Improvements, (Y) copies of job cards for all building permits obtained to complete the Twelfth Amendment Tenant Improvements signed off by all inspectors for the lawful occupancy of the Twelfth Amendment Tenant Improvements, and (Z) certificates in the form of AIA Form G-704, or another format approved by Landlord in its reasonable discretion, executed by Tenant’s Architect and Contractor. Notwithstanding anything to the contrary contained in this Work Letter, Landlord shall not be obligated to make any disbursement of the Twelfth Amendment Tenant Improvement Allowance during the pendency of any of the following: (A) Landlord has received written notice of any unpaid claims relating to any portion of the Twelfth Amendment Tenant Improvements or materials in connection therewith, other than claims which will be paid in full from such disbursement, (B) there is an unbonded lien outstanding against the Building or the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, or (C) an Event of Default by Tenant exists. If Landlord disputes any item in a request for payment, Landlord shall deliver a written objection to such item within ten (10) business days following Tenant’s submission of such request for payment, setting forth with reasonable specificity Landlord’s reasons for its dispute (a “Draw Dispute Notice”), and Landlord may deduct the amount of such disputed item from the payment. Landlord and Tenant shall, in good faith, endeavor to diligently and promptly resolve any such dispute. If and to the extent that Landlord timely delivers any Draw Dispute Notice, Landlord shall nevertheless be obligated to fund the portion of the disbursement requested by Tenant, if any, which Landlord is required to fund pursuant to this Section 3.1 and Landlord has not duly disputed. Landlord shall not be required to pay more than the Twelfth Amendment Tenant Improvement Allowance toward all costs, expenses and charges related to the Twelfth Amendment Tenant Improvement Costs. Landlord shall have no obligation to disburse any Twelfth Amendment Tenant Improvement Allowance after the Outside Allowance Date (as the same may be delayed as described herein and in the Twelfth Amendment), and in no event shall any unused Twelfth Amendment Tenant Improvement Allowance be credited towards rent.
(c)If and to the extent Landlord fails to fund any disbursement of the Twelfth Amendment Tenant Improvement Allowance which is required to be funded by Landlord pursuant to Section 3.1 above, within thirty (30) days following Tenant’s submission to Landlord of a request for payment conforming to the provisions of Section 3.1, and provided Tenant is obligated to and does pay to third parties such amount which was required to be paid by the Twelfth Amendment Tenant Improvement Allowance, then Tenant shall have the right to offset any such amount paid by Tenant to such third parties against the Rent next due and payable by Tenant under the Lease, provided that Tenant will concurrently deliver notice to Landlord of the amount offset by Tenant. Any such offset made by Tenant shall be credited against Landlord’s obligations with respect to the Twelfth Amendment Tenant Improvement Allowance.
(d)Tenant will reimburse Landlord for Landlord’s actual out-of-pocket third party costs incurred by Landlord in connection with the design, permitting and construction of the Twelfth Amendment Tenant Improvements (collectively, the “Alteration Operations Fee”), including, without limitation, Landlord’s review of the Construction Drawings; provided, however, in no event will the Alteration Operations Fee exceed one percent (1%) of the aggregate

EXHIBIT B

hard and soft costs of the Twelfth Amendment Tenant Improvements. Notwithstanding anything to the contrary above, at the time Landlord makes any disbursement of the Twelfth Amendment Tenant Improvement Allowance for application to the cost of the Twelfth Amendment Tenant Improvements, Landlord shall retain from the Twelfth Amendment Tenant Improvement Allowance, as a partial payment of the Alteration Operations Fee, the Alteration Operations Fee then owing to Landlord. At such time as the Twelfth Amendment Tenant Improvement Allowance has been entirely disbursed, Tenant shall, within thirty (30) days following written demand accompanied by reasonably detailed back up documentation and calculations, pay to Landlord the remainder, if any, of the Alteration Operations Fee not yet paid to Landlord.
3.2.Building Standard. As used in this Work Letter, “Building Standard” means Twelfth Amendment Tenant Improvements designed and constructed in compliance with all applicable Laws including, without limitation, applicable San Francisco building, electrical, mechanical and plumbing codes, and with new, first-class materials. All items described herein shall be included in the Construction Drawings.
4.Cost of and Payment of Twelfth Amendment Tenant Improvements. Tenant shall retain a licensed, reputable general contractor reasonably approved by Landlord (such approval to be granted or withheld within ten (10) business days following Tenant’s notice to Landlord of its selection of the Contractor) to construct the Twelfth Amendment Tenant Improvements (the “Contractor”). Promptly following Tenant’s execution of the construction contract(s) with Contractor (individually and collectively referred to herein as the “Contract”) and in any event before the disbursement of any of the Twelfth Amendment Tenant Improvement Allowance for items other than soft costs, Tenant shall submit the Contract to Landlord for its records. The Contract must provide that the Contract is assignable to Landlord and Landlord’s lender following an Event of Default by Tenant under the Lease. Prior to the commencement of the construction of the Twelfth Amendment Tenant Improvements, and after Tenant has accepted all bids for the Twelfth Amendment Tenant Improvements, Tenant shall provide Landlord with (i) a detailed breakdown, by trade, for all of Tenant’s Agents, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Twelfth Amendment Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (which costs form a basis for the amount of the Contract) (the “Final Costs”) and (ii) a construction budget (the “Construction Budget”), the amount of which Construction Budget shall be equal to (1) the Final Costs plus (2) the other costs of design and construction of the Premises (to the extent not already included in the Final Costs), which costs shall include, but not be limited to, the costs of the Architect, engineering fees, consultant fees and other soft costs. Tenant shall promptly pay when due all costs incurred in connection with the Twelfth Amendment Tenant Improvements and shall not permit the filing of any mechanic’s lien or other lien in connection with any Twelfth Amendment Tenant Improvements. If a mechanic’s lien or other lien is filed against the Building or Project arising out of the construction of the Twelfth Amendment Tenant Improvements, Tenant shall post a statutory release bond or discharge or cause to be discharged such lien within ten (10) business days after Tenant receives notice of the filing thereof.
5.Construction of Twelfth Amendment Tenant Improvements.
5.1.Performance. Construction of the Twelfth Amendment Tenant Improvements shall be subject to the following terms and conditions:
(a)The Twelfth Amendment Tenant Improvements shall be constructed by Contractor. All subcontractors, laborers, materialmen, and suppliers (“Tenant’s
EXHIBIT B

Agents”) used by Tenant shall be union affiliated and shall be properly licensed in the State of California (to the extent the foregoing requirements are applicable to the specific type of Tenant’s Agent) and shall be experienced in performing the work they have agreed to perform, in buildings similar to the Building and shall have been approved by Landlord in its reasonable discretion (such approval to be granted or withheld, or deemed granted if Landlord fails to timely respond, within five (5) business days following notice to Landlord of the identity of any proposed Tenant’s Agent); provided, however, that Tenant will use the following subcontractors: Sunbelt (for mechanical and building systems); Pyro-comm for fire protection; RCM for sprinklers; and Holzmuller for lighting controls. Tenant shall submit a written list of all of Tenant’s Agents to Landlord’s property manager prior to commencing construction of the Twelfth Amendment Tenant Improvements. Tenant shall immediately cease using any of Tenant’s Agents that Landlord reasonably and in good faith determines are not suitable for the Project, whether because of quality of the work or because of any potential or actual adverse impact of such contractor on the Project or on the labor relations between Landlord and any trade unions (including picketing or otherwise disrupting tenants or operations at the Project);
(b)All work shall be performed in conformity with a valid building permit when required, a copy of which shall be furnished to Landlord prior to the commencement of the work;
(c)All work shall be performed in accordance with the reasonable, nondiscriminatory rules and regulations of Landlord from time-to-time; a copy of Landlord’s construction rules and regulations as currently in effect are set forth in Schedule 2 hereto;
(d)The Contractor’s and Tenant’s Agents’ construction material, tools, equipment, and debris shall be stored on or within the Premises, or in areas of the Project designated for that purpose by Landlord. Tenant will be responsible for all clean up with respect to the Twelfth Amendment Tenant Improvements, whether in the Premises themselves or in other areas utilized by Tenant or its contractors, and agrees to reimburse Landlord for any and all actual expenses incurred by Landlord by reason of substandard Twelfth Amendment Tenant Improvement work performed by the Contractor or Tenant’s Agents (as reasonably determined by Landlord) or as a result of inadequate clean up in the Staging Area (as hereinafter defined) or in other areas outside the Premises;
(e)Construction of the Twelfth Amendment Tenant Improvements shall comply with the Final Plans (as the same may be amended by one or more Change Orders) and all applicable Laws, and shall be subject to the general inspection of Landlord pursuant to the terms of Section 5.5 below; and
(f)Notwithstanding anything to the contrary in the Lease, if any Tenant Improvements or any permit application therefor triggers a requirement for any structural alterations or seismic assessment under San Francisco Building Code Sections 503.11.1 and 304.4 or any successor code provisions for any reason, Tenant will be solely responsible for all such costs and expenses of compliance with such code provisions, including but not limited to, the cost of any required seismic assessment and all work required as a result thereof.

EXHIBIT B

5.2.    Indemnity; Warranty. Tenant’s indemnification set forth in the Lease shall also apply with respect to any and all damages, cost, loss or expense (including reasonable attorneys’ fees) resulting from any act or omission of Tenant or the Contractor, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Twelfth Amendment Tenant Improvements (except to the extent relating to nonpayment or any delay in payment by Landlord of amounts required to be paid or contributed by Landlord pursuant to the terms hereof). Contractor (on behalf of itself and the Tenant’s Agents) shall warrant to Tenant and for the benefit of Landlord that the Twelfth Amendment Tenant Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date the Twelfth Amendment Tenant Improvements are substantially completed. The correction of any defective work shall include, without additional charge, all additional expenses and damages incurred in connection with the removal or replacement of all or any part of the Twelfth Amendment Tenant Improvements, and/or any other building improvements that may be damaged or disturbed thereby. Such warranty shall be contained in the Contract and shall inure to the benefit of both Landlord and Tenant. Tenant covenants to give to Landlord any assignment or other assurances as may be requested by Landlord to effect such right of direct enforcement.
5.3    Insurance Requirements. Tenant shall cause the Contractor to comply with the provisions of Schedule 1 attached hereto. Tenant shall carry “Builder’s All Risk” insurance in an amount reasonably approved by Landlord (but in no event greater than 100% of the completed insurable value of the Twelfth Amendment Tenant Improvements) covering the construction of the Twelfth Amendment Tenant Improvements (or Tenant shall cause the Contractor to carry such Builder’s All Risk insurance), and such other insurance as required to be carried by Tenant under the Lease and Schedule 1 attached hereto, it being understood and agreed that the Twelfth Amendment Tenant Improvements shall be insured by Tenant pursuant to Article 11 of the Lease immediately upon completion thereof.
5.4.    [Intentionally Omitted].
5.5.    Inspection by Landlord. Landlord shall have the right to inspect the Twelfth Amendment Tenant Improvements at all reasonable times and upon reasonable advance notice to Tenant (which may be given by electronic mail to Tenant’s construction representative identified in Section 12 below) provided however, that Landlord shall not unreasonably interfere with the construction of the Twelfth Amendment Tenant Improvements and Landlord’s inspection of the Twelfth Amendment Tenant Improvements shall not constitute Landlord’s approval of the Twelfth Amendment Tenant Improvements. Should Landlord reasonably disapprove any portion of the Twelfth Amendment Tenant Improvements because they are not in compliance with the Final Plans (as the same may be amended by one or more Change Orders), Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved and the reasons for its disapproval. Any defects in the Twelfth Amendment Tenant Improvements shall be rectified by Tenant at no expense to Landlord (provided that the Twelfth Amendment Tenant Improvement Allowance may be applied to the cost of any such work).
5.6.    Notice of Non-Responsibility. Not less than five (5) days prior to the date Tenant intends to first commence construction of the Twelfth Amendment Tenant Improvements, Tenant shall provide Landlord with written notice of its intention to commence construction. Landlord shall have the right from time to time to post notices of non-responsibility at the Premises.
5.7.    Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Twelfth Amendment Tenant Improvements, as a condition to Landlord’s disbursement of the Retention Amount, Tenant shall cause a Notice of Completion to be recorded in the county in which the Premises are located or such other instrument(s) as may be required by applicable Laws, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at
EXHIBIT B

Tenant’s sole cost and expense (provided that the Twelfth Amendment Tenant Improvement Allowance may be applied to such cost). At the conclusion of construction, and, at the election of Landlord, as a condition to Landlord’s final disbursement of the Twelfth Amendment Tenant Improvement Allowance, Tenant shall cause Tenant’s Architect and/or Contractor (i) to update the Final Plans as necessary to reflect all changes made to the Final Plans during the course of construction, (ii) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct and (iii) to deliver to Landlord two (2) sets of copies of such record set of drawings and one (1) set in electronic format. At Landlord’s request, Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the Twelfth Amendment Tenant Improvements.
6.Changes, Additions or Alterations. If Tenant shall require or desire any change, addition, deletion or alteration in the Final Plans (each a “Change Order”), Tenant shall prepare and submit to Landlord reasonably detailed plans and specifications with respect to each Change Order which is reasonably budgeted to cost less than a total of $75,000, and Landlord will either approve such Change Order, or disapprove such Change Order due to a Design Problem, within five (5) business days. With respect to Change Orders which are reasonably budgeted to cost $75,000 or more, Tenant shall prepare and submit to Landlord Construction Drawings for Landlord approval in accordance with the provisions of Article 2 above.
7.[Intentionally Omitted].
8.Default. Any default by Tenant under the terms of this Work Letter shall constitute an Event of Default, after notice has been given and lapse of any applicable cure period under the Lease, and shall entitle Landlord to exercise all remedies set forth in the Lease and, in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Twelfth Amendment Tenant Improvement Allowance, and all other obligations of Landlord under the terms of this Work Letter shall be suspended until such time as such Event of Default is cured pursuant to the terms of the Lease.
9.Reasonable Diligence. Both Landlord and Tenant agree to reasonably cooperate and use reasonable diligence in performing all of their respective obligations and duties under this Work Letter for the construction and completion of the Twelfth Amendment Tenant Improvements.
10.Limited Liability. The provisions of Section 24.1 of the Lease are incorporated herein as if set forth in their entirety.
11.Delays Affecting Outside Allowance Date. The Outside Allowance Date shall be delayed by one (1) day for each day Tenant’s design or construction of the Twelfth Amendment Tenant Improvements is actually delayed due to a “Landlord Delay” or “Force Majeure Delay,” as those terms are defined below. As used herein, “Force Majeure Delay” shall mean acts of God, casualties, natural disasters, strikes, war, terrorist attacks, lockouts, labor disputes, pandemics or civil commotion. As used herein, “Landlord Delay” shall mean an actual delay in the design, design approval or performance of the Twelfth Amendment Tenant Improvements resulting from (i) failure of Landlord to timely approve or disapprove any plans or drawings (inclusive of Change Orders) as required pursuant to this Work Letter; (ii) unreasonable and material interference (when judged in accordance with industry custom and practice) by Landlord, its employees, agents or contractors with the completion of the Twelfth Amendment Tenant Improvements except as otherwise authorized in this Work Letter (including the impairment of

EXHIBIT B

Contractors’ or Tenant’s vendors’ or employees’ access to the Premises, failure to provide reasonable access to the Building’s loading docks or other facilities necessary for the construction of the Twelfth Amendment Tenant Improvements and/or the movement of materials and personnel to the Premises for such purpose), where such failure is due to the result of Landlord failing to provide access to loading docks or freight elevators at scheduled times because of the competing needs of other tenants, or Landlord, or otherwise; provided that it shall not be deemed unreasonable and material interference to the extent the allocation of such resources is equitable amongst the tenants needing to use such resources; and (iii) delays due to the acts or failures to act of Landlord, its agents or contractors with respect to payment of the Twelfth Amendment Improvement Allowance as and when required under this Work Letter. If Tenant contends that a Force Majeure Delay or a Landlord Delay has occurred, Tenant shall notify Landlord in writing (the “Delay Notice”) of the event which constitutes such Force Majeure Delay or Landlord Delay, as applicable; such notice may, for the purposes of this Section 11, be via electronic mail to Landlord’s construction representative described in Section 13 below. If the actions or inactions or circumstances described in the Delay Notice qualify as a Force Majeure Delay or a Landlord Delay, as applicable, and are not cured by Landlord within two (2) business days after Landlord’s receipt of the Delay Notice, then a Force Majeure Delay or Landlord Delay, as applicable, shall be deemed to have occurred commencing as of the expiration of the two (2) business days period and continuing until such Force Majeure Delay or Landlord Delay, as applicable, has ended or been cured. Tenant will use reasonable efforts to mitigate the effects of any Landlord Delay through the re-sequencing or re-scheduling of work, if feasible, but this sentence will not be deemed to require Tenant to incur overtime or after-hours costs unless Landlord agrees in writing to bear such costs. Notwithstanding the foregoing, if, solely as a result of a Landlord Delay, and notwithstanding Tenant’s mitigation efforts described above, the date of substantial completion of the Twelfth Amendment Tenant Improvements is delayed for a longer period than the actual length of the Landlord Delay (due to the need to reschedule subcontractors or suppliers and/or re-sequence elements of work, or to other reasons arising as a result of such Landlord Delay to the extent each such reason was specifically described in the Delay Notice), then, for the purposes of determining the delay in the Outside Allowance Date resulting from such Landlord Delay, the Landlord Delay will be deemed to be the number of days Tenant’s substantial completion of the Twelfth Amendment Tenant Improvements is delayed as a result of such Landlord Delay. Notwithstanding anything to the contrary in the foregoing, in no event will the Outside Allowance Date be extended by more than twelve (12) months as a result of Force Majeure Delays.
12.Tenant’s Representative. Tenant has designated Tim Clark, whose electronic mail address is [***], as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.
13.Landlord’s Representative. Landlord has designated Kari Aycock, whose electronic mail address is [***], as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

EXHIBIT B

14.Building Pre-Stocked Materials. Tenant and Contractor will not be required to purchase, either from Landlord or from third parties, or to use any pre-stocked “Building standard” materials. If Tenant elects to use materials in its construction which Landlord has pre-stocked, Landlord shall charge Tenant for any pre-stocked items utilized by Contractor in constructing the Twelfth Amendment Tenant Improvements at Landlord’s actual cost (purchase price plus tax and shipping charges to the Building only, and no other charges, fees or costs), without profit or overhead to Landlord.
[remainder of page intentionally left blank]

EXHIBIT B

SCHEDULE 1
TO
TWELFTH AMENDMENT WORK LETTER CONTRACTOR’S INSURANCE
(a)The Contractor shall at its sole cost and expense, carry and maintain insurance with a company or companies acceptable to Landlord and licensed to do business in the state in which the Project is located with a rating of not less than A-VIII, as rated in the most currently available “Best’s Insurance Guide,” providing the Contractor with the following insurance coverage: (i) Commercial General Liability Insurance on an “occurrence” basis with contractual liability assumed by the Contractor under the Contract included in such coverage, with a limit of not less than One Million Dollars ($1,000,000) for bodily injury, death and property damage. Such Commercial General Liability Insurance shall include products/completed operations liability coverage with a separate aggregate limit of not less than $1,000,000 and coverage for owner’s and contractor’s protective liability to cover Landlord’s liability arising out of work performed by the Contractor and its subcontractors pursuant to the Contract; (ii) Worker’s Compensation Insurance to provide statutory worker’s compensation benefits as required by the laws of the state of California provided under the Contract and Employer’s Liability Insurance with a limit of not less than $1,000,000; and (iii) Commercial Automobile Liability Insurance with a limit of not less than $1,000,000 per occurrence providing coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of the Contractor, its agents and employees, while performing the work pursuant to the Contract, of any owned, non-owned or hired motor vehicle or automotive equipment; and (iv) “Umbrella” Excess Liability Insurance on an “occurrence” basis with a limit of not less than Five Million Dollars ($5,000,000) per occurrence and in the aggregate with aggregates where applicable as outlined in the underlying primary coverages; provided, however, that such limit will be Ten Million Dollars ($10,000,000) in lieu of Five Million Dollars ($5,000,000) with respect to contracts involving any of the following: (1) contracts for work over Five Million Dollars ($5,000,000), (2) asbestos abatement and removal, (3) blasting, (4) concrete – structural repairs related to building foundations or projects over $50,000, (5) crane operations, (6) curtain wall – installation, (7) high risk electrical installation and repair, (8) elevators, escalators – design and installation, (9) fire system/sprinklers installation, (10) roofing/ sheet metal - installation and repair, (11) scaffolding, stages, bosun chair, (12) site work – demolition, excavation, and/or (13) structural steel installation and repair.
(b)The Contractor shall require any and all subcontractors engaged or employed by the Contractor in connection with the performance of the Twelfth Amendment Tenant Improvements to carry and maintain, at all times while engaged in the performance of such services, insurance with limits and coverages that are customary for subcontractors performing similar work, and to furnish Landlord such evidence thereof as Landlord may reasonably request. All insurance required hereunder shall be carried and maintained with a responsible company or companies licensed to do business in the state in which the Project is located with a rating of not less than A-VIII, as rated in the most currently available “Best’s Insurance Guide.”
(c)All architects, engineers and other design professionals providing services in connection with the Twelfth Amendment Tenant Improvements (including pursuant to design /build contracts) shall carry Professional Liability Insurance covering professional errors and omissions, professional negligence or wrongful acts. The limits of coverage required shall be (i) Two Million Dollars ($2,000,000) with respect to Tenant’s Architect, and (ii) One Million Dollars ($1,000,000) with respect to each other architect, engineer or other licensed professional rendering services in connection with design or construction of the

SCHEDULE 1

Twelfth Amendment Tenant Improvements (including pursuant to design/build contracts). Such insurance shall include contractual liability and coverage for prior acts and shall be maintained for a period of at least five (5) years following completion of the Twelfth Amendment Tenant Improvements.
(d)With the exception of the Worker’s Compensation Insurance referred to in Paragraph (a)(ii) above and the professional liability insurance referred to in Paragraph (c) above, all policies of insurance required under the terms of this Schedule 1 shall name Tenant, Landlord, Landlord’s lender, Landlord’s property manager, Landlord’s designated general contractor and their respective partners, members, managers, officers, agents, employees, successors and assignees as additional insureds and shall contain a waiver of subrogation in favor of such additional insureds. All policies of insurance required under the terms of this Schedule 1 shall have reasonable and customary deductible amounts, provided that in no event shall such deductible amounts exceed $10,000 per occurrence unless approved by Landlord in writing in its reasonable discretion. Cost(s) of defense shall not be included in any of the limits of liability required by this Schedule 1. In addition, all policies shall be primary and non-contributing, and shall contain an agreement on the part of the insurers that in the event of cancellation of the policy, the insurer shall endeavor to give not less than thirty (30) days advance written notice to Landlord. Tenant shall cause the Contractor to maintain Completed Operations Coverage, if available, until the expiration of any applicable statute of limitations, but in any event for a period of not less than five (5) years following completion by the Contractor of all its Twelfth Amendment Tenant Improvement services.
(e)Certificates for all insurance required to be carried pursuant to Section 5.3 of the Work Letter and this Schedule 1 for Tenant, the Contractor, the professionals and each of Tenant’s vendors shall be delivered to Landlord before such parties commence work or any of their equipment is moved onto the Project. Upon renewal of any such insurance that expires before the completion of the Contractor’s Twelfth Amendment Tenant Improvement services or before the expiration of the Contractor’s obligation to carry insurance hereunder, Landlord shall be provided with renewal certificates or binders not less than fifteen (15) days prior to such expiration together with evidence of the payment of premiums thereon.
(f)Should the Contractor at any time neglect or refuse to provide the insurance required herein, or should such insurance be canceled, Landlord shall have the right, but not the duty, following notice to Tenant and Tenant’s failure, within two (2) business days after such notice, to cure the same (whether by causing the Contractor to procure the coverage in question or by obtaining the required coverage itself) to procure the same and the cost thereof shall be deducted from the Twelfth Amendment Tenant Improvement Allowance.
(g)It shall be the responsibility of the Contractor not to violate nor knowingly permit to be violated any condition of the policies required by this Schedule 1, and it shall be the Contractor’s duty and responsibility to impose upon each subcontractor and have each subcontractor impose upon each subsubcontractor the same responsibilities and obligations imposed upon the Contractor under this Schedule 1.
(h)All insurance maintained by the Contractor and any subcontractor or sub-subcontractor pursuant to this Schedule 1 shall include a prior release clause and clauses providing that each underwriter shall waive its rights of subrogation against Tenant, Landlord and Landlord’s lender, partners, officers, agents and employees.

SCHEDULE 1

SCHEDULE 2
TO
TWELFTH AMENDMENT WORK LETTER
LANDLORD’S CONSTRUCTION RULES AND REGULATIONS
Project: T-C 888 Brannan Owner LLC
Contractors / Sub-Contractors, Suppliers, Material Men, etc., shall be advised of the following building rules and regulations concerning their proper conduct within the building. All referenced material, labor, services, taxes, after hour costs, shipping, permits, fees, or construction and/ or other reference processes performed by Contractor, shall be hereinafter referred to as “Work.” When AIA Document A 107 is the contract, the “Owner,” “Landlord”, and “Building Management” may be one and the same.
It is the General Contractor’s responsibility to ensure everyone reads and understands these rules and regulations. Ignorance of same is not a waiver of liability or responsibility. Failure to comply with any of these rules may result in your contract being canceled and/ or your people being asked to leave the job site. The General Contractor is ultimately responsible for the conduct of his Sub-Contractors. The signature block on the last page of this Agreement shall act as the written approval and a representative of the Building Management has executed acceptance of all requirements after it.
Building Engineers on site are:
Nate Zander, [***]; Paul Gillie, [***]; Dan Teng, [***]
1.It is the intent of these Rules and Regulations to encompass all applicable labor material and equipment necessary to completely finish the Work described by Building Management in a workmanlike manner.
2.Where the Contractor wishes to make substitutions for items specifically called out on drawings, specifications, etc., Contractor shall submit in writing to the architect and/ or Building Management: samples, technical data, performance data, etc., as required. Such material shall be submitted far enough in advance to allow time for review and written approval without causing delay in the Work. Any substitutions used without written approval shall be subject to rejection and replacement at Contractor’s expense. The entire system to which the substitution applies and all Work installed in connection with the substitution must function as a unit as originally intended.
3.Contractor shall pay for cost of any change in Work due to improper checking and coordination by Contractor. Contractor shall also be responsible for all additional costs in the re-coordination of trades and replacement of material.
4.If the Contractor defaults or persistently fails and/or neglects to carry out the Work and / or correct any Work rejected by the Building Management, in accordance with the Contract Documents and/ or Building Rules and Regulations Agreement, the Owner, after twenty-four (24) hours written notice to the Contractor, without prejudice to any other remedy he may have, may make good such deficiencies. Owner may terminate the Contract and take possession of the site and of all materials, equipment, tools, construction equipment and machinery thereon owned by the Contractor and finish the Work by whatever method he deems expedient. If the remaining balance of the Contract Sum is greater than the expense of finishing the Work, the excess shall be paid to the Contractor. If the remaining
SCHEDULE 2

balance is less than the expense of finishing the Work, the Contractor shall pay the difference to the Owner.
5.Prior to starting any work in the building, Contractor, at its sole expense, should have a current Policy of Public Liability Insurance Naming T-C 888 Brannan Owner LLC, the tenant if applicable, and Jones Lang LaSalle Americas, Inc. as additionally insured, on file with the Management Office. Policy will insure against loss, injury, death or damage of persons or property, including the premises and the building arising out of such Work, with the limits of not less than $1,000,000 per occurrence for bodily injury and $1,000,000 per occurrence for property damage. Building Management based on the nature of the Work being performed may increase said amount. Also, Contractor must keep current insurance certificates on all Sub-Contractors. Any Contractor / Sub-Contractor performing work found not to have current insurance will be immediately ordered off the premises. General Contractors shall list the following as additionally insured:
6.Contractors working in or about the property must have prior written approval from the Building Management before any type of Work may commence. A list of subcontractors must be listed in the Security Department and proper notice will be given to the building engineers before construction begins. Any persons not on the approved Contractor list will be denied access to the property - no exceptions. This list will include phone numbers and contacts for each Contractor/ Sub-Contractor, including home and emergency telephone numbers.
7.An initial walk through of the job will be conducted prior to construction. The Contractor’s superintendent, the building engineer and security will review rules and regulations, as well as check for existing conditions of the premises.
8.Prior to the commencement of Work, the Contractor shall provide Building Management with a projected schedule showing the major items of Work with the dates of their start and finish with significant milestones for Management to inspect. A projected date of final completion shall also be included. This date shall be the time when all trades have completed their Work, the suite has been certified by the City as ready for occupancy, and the job is ready to be turned over to the tenant or Building Management.
9.All Contractors must be licensed in the state in which the Work is performed and have work experience in commercial properties. Written documentation/ certification and previous job references are required prior to the commencement of any type of Work.
10.Where applicable, permits must be obtained from the City Building Department or other governing agency prior to the commencement of Work. Permits must be posted at the job site in accordance to the governing body. All construction Work will require a permit. An officer of Jones Lang LaSalle Americas, Inc. must approve any exceptions in writing. Approval of drawings, details, schedules, etc., by the Building Management shall not relieve the Contractor from the responsibility for compliance with local, county, state or federal laws, rules, ordinances, or Rules and Regulations of commissions, boards, or other authorities having jurisdiction.
11.All Contractors shall keep the premises and improvements free and clear of all liens arising out of or claimed by reason of any Work performed, materials furnished or obligations incurred. The Contractor is responsible for the payment of all bills for labor and materials furnished by, or to the Sub-Contractors and himself on this project, and the Contractor will also deliver to the Owner a Waiver of Liens from himself and each if his Sub-Contractors, if any, and at such time he will certify that he is submitting such lien waivers for all Sub-Contractors involved.
SCHEDULE 2

12.No one shall be allowed to endanger the buildings, its premises or its occupants in any manner whatsoever. If such a situation occurs, the Contractor, Sub-Contractor, supplier, etc. shall immediately take steps to correct and eliminate the hazardous condition. In the event that the Contractor’s personnel fail to perform in a satisfactory manner, the Building Management reserves the right to immediately take steps to remedy the hazard at the Contractor’s expense.
13.It is imperative that good business/ professional conduct be maintained by all Contractors’ personnel while they are on the property and that they are properly dressed for the environment they are working in and the job being done. Contractor shall not employ any unfit person or anyone not skilled in the task assigned to him. Respect must be shown to the building tenants at all times. Rude and obscene behavior, including foul and abusive language, will not be tolerated. Offenders will be asked to remove themselves from the premises and shall not be permitted to return.
14.Contractor is not permitted to post any sign on the job site advertising the name of the Contractor or Sub-Contractor.
15.All Contractors’ personnel will enter and exit through a designated entrance and possibly a designated freight elevator. Use of building main floor, lobbies, or elevator lobbies is prohibited for storing material even on a temporary basis. Specific building moving and freight policies are established and must be reviewed with Building Management. Where applicable such freight policies may include fines for breaking such policies.
16.The Building Management prior to the commencement of the project must approve hours in which the Work will commence and end each day. No variation to the agreed upon hours will be permitted unless authorization is obtained from the Building Management. The Contractor’s Rules and Regulations as stated herein will further limit hours. Building Management must be notified of “after hours” Work in advance. (See Security Access Instructions for details) “After hours” work is defined to be before 7:00 am and after 6:00 pm Monday through Friday. All Contractors working over the weekend and after the normal hours shall provide the Management Office a list of workers prior to the worker being on site or they will be denied access. The list should also include an estimated time the Contractors will be working, the location of the work to be done and a 24-hour emergency contact for the Supervisor of the Work.
17.All deliveries are to be accepted, moved and delivered to the contracted suite by 8:00 a.m., stocking will not be allowed during business hours. When accepting deliveries, Masonite must be laid to protect floor finishes. It is the Contractor’s responsibility to keep public areas clean at all times.
18.All construction waste and debris shall be removed between the hours of 6:00 p.m. to 8:00 a.m. No construction waste or debris may be placed in the building dumpster/ compactor. The Contractor will provide for removal of waste and debris from the building at his own expense. If a dumpster is required (space allowing), the location shall be authorized by the Building Management and will meet the Management’s standard relating to safety and aesthetics daily. It will be the responsibility of the Contractor to keep the area around the container neat and orderly daily. It will be important to assure that a trail of debris is not left between the Work areas and refuse container.
19.Construction personnel shall at all times maintain the highest level of project cleanliness. All construction debris shall be removed through the service elevator or stairs on a daily basis and shall never be allowed to produce a fire hazard. In the event that the Contractor fails or refuses to keep the demised premises free of accumulated waste, the Management Office reserves the right to enter said
SCHEDULE 2

premises and remove the debris at the Contractor’s expense. In addition, all public areas, i.e., corridors, Restrooms, janitor’s closets, etc. shall be maintained and kept free of construction debris, dust, etc.
20.Specific Restrooms will be designated for Contractor use. Anyone found using Restrooms other than specified, or janitorial closets will be subject to dismissal. No one is permitted to use the janitorial closets without Management’s permission. Upon completion of each tenant improvement, the Contractor will be responsible for restoring the facility to its original state. All carpeted corridors will be protected by carpet mask (Polytech brand only) flush with the base from the point of entry to the job site to the Restroom.
21.Walk-off mats will be placed at all locations where Contractors enter public areas of the building. These walk-off mats will be maintained and cleaned daily, or more frequently if required, so that construction material is not transferred unto any other areas of the building. Any flammable or hazardous materials (i.e., paint) may only be stored on premises with permission of the Management Office who shall designate an area for such storage.
22.Pre-filters shall be installed over all return air openings on floors under construction. If building filters or equipment require replacement or cleaning due to construction dust, the Contractor will be charged.
23.The Contractor should cover air transfers when working next to tenanted space to control the transmission of dust and dirt. Covering must be removed at the completion of daily construction. Keep all tenant entrance and exit doors closed to restrict the movement of dust or dirt. Close off temporary openings with polyurethane. Due to local fire codes, no openings may be made on a tenanted floor to the corridor unless the door will be made on a tenanted floor to the corridor doors must remain closed unless materials are being delivered. All HVAC filters in fan rooms shall also be delivered in operable condition at time of completion (thus a temporary filter should be added to the existing filter).
24.Electrical Panels must be closed up at the end of each working day. (Interior panels can be covered or barricaded). Doors to all electrical rooms must remain locked when not occupied or protected by barrier. No storage is allowed in the electrical room. DO NOT TAPE OVER LOCKS TO LEAVE DOOR OPEN OR USE ANY MECHANICAL DEVICE TO PROP OPEN. REPEATED VIOLATIONS WILL BE FINED $150.00 PER EVENT.
25.Any and all safety equipment, such as traffic control, flagmen, barricades, rigging, fire extinguishers, first aid supplies, etc., as may be necessary or required by any agency having jurisdiction, shall be the sole responsibility of and at the expense of Contractor. It is the responsibility of the Contractor to protect all individuals surrounding the Work area. All liability shall be the responsibility of the Contractor. Contractor / Sub-Contractor shall inaugurate and maintain an accident prevention program and an employee safety-training program. Proof of compliance with Cal OSHA rule SB198 shall be maintained and followed. All employees on the job, regardless of whose direct payroll they are on, shall be required to respond to safety instructions from the Contractor’s supervision. Persons who do not respond shall be removed from the job.
26.All Contractors are to take precautions to prevent the accidental tripping of the fire alarm system. The smoke detectors must be covered during working hours and uncovered at the end of the working day.
False alarms shall be fines at:
First Offense: $200 Second Offense:
SCHEDULE 2

$300 Third Offense:
$500
27.No gasoline operated devices, i.e., concrete saws, coring machines, welding machines, etc., shall be permitted within the building premises. All work requiring such devices shall be by means of electrically operated substitutes.
28.All approved gas and oxygen canisters shall be properly chained and supported to eliminate all potential hazards. At the completion of use, said containers shall be removed from the building.
29.Please contact the Management Office to schedule work on the following building systems: 24-hours in advance (Any disruption of services will be scheduled at the Management Office’s discretion.)
Domestic water.
Fire alarm or speaker.
Electrical tie-ins to base building or the addition of equipment to any are other than the tenant suite except sub panels located within the tenant premises.
Sprinkler system.
Any work that will take place outside the demised tenant space.
Any tie-ins that may affect other tenant spaces.
Note: If a utility or building alarm is turned off for Contractor’s work, Contractor must notify the Management Office upon completion so the system can be turned back on as soon as possible.
30.Construction personnel are not permitted to block open stairway doors. These doors provide the fire protection required by code. Continued violation of this provision shall be subject to a fine. Janitorial doors shall be kept closed at all times on occupied tenant floors.
31.No graffiti or vandalism will be tolerated. Any individual caught in the act shall be immediately removed from the premises and will not be allowed to return. In addition, all repairs will be at the Contractor’s expense.
32.No tobacco smoking or chewing will be permitted in the building. No radios or other sound producing equipment will be permitted in the building.
33.Since Work will occur while other businesses in the building are operating, noise is a major consideration. Therefore, excessive noise, which may disturb tenants, will force us to halt Work temporarily. No hammer drilling, core drilling or any tenant disturbances will be allowed between the hours of 8:00 a.m. and 5:00 p.m., Monday through Friday. It is the responsibility of the Contractor to instruct all construction personnel that noise will be minimized at all times. The Building Management shall determine acceptable noise level.
34.Wet paint sign must be posted in all public areas when appropriate.
35.The odors, which arise when various construction procedures are done, can cause discomfort to the tenants of the building. Examples of these odor concerns are carpet adhesive, wallpaper sizing, wood stains and finishes and painting. (Specified Paint is Frazee Environcoat or the equivalent) These activities which sometimes produce odor problems for tenants in the building will be done during
SCHEDULE 2

evening non-business hours, as approved by the Building Manager. Also, the engineering staff should be alerted to arrange for added ventilation.
36.Contractor shall provide temporary electrical devices within the demised premises for their Sub- Contractor’s use. Contractor will not be permitted to run extension cords through public space on occupied floors or through occupied tenant spaces. The Contractor shall use reasonable measures to minimize energy consumption in the construction area when possible. The Building shall pay for normal electrical consumption during the construction process. All lights and equipment must be extinguished at the end of the Contractor’s business day. In the event that the Contractor continues to leave lights and equipment on during off-hours, the Management Office reserves the right to receive just compensation for excessive electrical consumption.
37.Contractor / Sub-Contractor may park in designated spaces only. Any vehicles found in unauthorized spaces will be subject to posted parking rates. Specific instructions should be obtained from each Building Management.
38.No work is to be performed, nor materials stored in any area other than suite under construction without prior written authorization. No staging of trucks or materials will be allowed areas that may affect traffic flow to the adjoining properties.
39.Rubber wheels are required on all vehicles transporting materials in the Building.
40.All equipment and material will be designed and attached for seismic loading in accordance with governmental agencies having jurisdiction over the work.
41.By executing this Agreement, the Contractor represents that he has or will, prior to commencement of Work, determine and verify all field measurements, field construction criteria, materials, catalogue numbers and similar data and that he has checked and coordinated all drawings, specifications, etc.
42.The Contractor accepts and is willing to perform all Work in a workmanlike manner and in accordance with standard practice. Any extra cost based on drawings or changes shall be brought to the attention of Building Management in writing and if not mentioned, it will be assumed that no extra cost is involved for making a change, deviation or omission from the original drawings, details or specifications.
SCHEDULE 2

EXHIBIT C
ATRIUM AND BUILDING 870 ACCESS AREA
EXHIBIT C

EXHIBIT C

EXHIBIT D-1
Landlord’s Work
The improvements set forth in the pricing plans prepared by Revel dated 7.7.26 and described below.

EXHIBIT D

EXHIBIT D-2
Construction Schedule for Landlord’s Work

Source Planning & Construction

Restaurant RR Work
888 Brannon Street
1st Floor
San Francisco, CA

ID	Task Name	Duration	Start	Finish
1	**Planning Stage- Design and Release**	**87 days**	**Fri 7/24/26**	**Tue 11/24/26**
2	Submit RFP	1 day	Fri 7/24/26	Fri 7/24/26
3	Relase Source	1 day	Fri 7/31/26	Fri 7/31/26
4	Architectural Permit Set Ready (Assumption)	0 days	Fri 7/31/26	Fri 7/31/26
5	Release Subs/Long Lead Items	5 days	Mon 8/3/26	Fri 8/7/26
6	Contracts & LOI's	10 days	Mon 8/10/26	Fri 8/21/26
7	Design Build MEPS & LS Drawings & Approval	20 days	Mon 8/10/26	Fri 9/4/26
10	Preconstruction (Lead Time Realization)	10 days	Mon 8/24/26	Fri 9/4/26
8	Architectural Permit In Hand (Assumption)	0 days	Fri 9/4/26	Fri 9/4/26
9	Permitting (Placeholder)	23 days	Tue 9/8/26	Thu 10/8/26
11	**Planning Stage- Submittal & Approvals**	**76 days**	**Mon 8/10/26**	**Tue 11/24/26**
12	Wall Sconce Lights	2 wks	Mon 8/10/26	Fri 8/21/26
13	Lights (Drywall)	2 wks	Mon 8/10/26	Fri 8/21/26
14	Electrical Equipment (General)	2 wks	Mon 8/10/26	Fri 8/21/26
15	Mechanical Equipment (General)	2 wks	Mon 8/10/26	Fri 8/21/26
16	Plumbing Fixtures/Equipment	2 wks	Mon 8/10/26	Fri 8/21/26
17	Paint	2 wks	Mon 8/24/26	Fri 9/4/26
18	Bathroom Partition & Accessories	2 wks	Mon 8/24/26	Fri 9/4/26
19	Frames	2 wks	Mon 8/24/26	Fri 9/4/26
20	Doors & Hardware	2 wks	Mon 8/24/26	Fri 9/4/26
21	Mosiac Floor Tile	2 wks	Mon 8/24/26	Fri 9/4/26
22	Mosiac Wall Tile	2 wks	Mon 8/24/26	Fri 9/4/26
23	Wood and Trowel Finish Mock Ups (If Needed)	2 wks	Mon 8/24/26	Fri 9/4/26
24	**Planning Stage- Procurement/Lead Time**	**66 days**	**Mon 8/24/26**	**Tue 11/24/26**
25	Wall Sconce Lights	6 wks	Mon 8/24/26	Mon 10/5/26
26	Lights (Drywall)	6 wks	Mon 8/24/26	Mon 10/5/26
27	Electrical Equipment (General)	4 wks	Mon 8/24/26	Mon 9/21/26
28	Mechanical Equipment (General)	4 wks	Mon 8/24/26	Mon 9/21/26
29	Plumbing Fixtures/Equipment	8 wks	Mon 8/24/26	Mon 10/19/26
30	Paint	5 wks	Tue 9/8/26	Mon 10/12/26
31	Bathroom Partitions & Accessories (Field Measure)	10 wks	Wed 9/16/26	Tue 11/24/26
32	Frames	6 wks	Tue 9/8/26	Mon 10/19/26
33	Doors & Hardware	10 wks	Tue 9/8/26	Mon 11/16/26
34	Mosiac Floor Tile	8 wks	Tue 9/8/26	Mon 11/2/26
35	Mosica Wall Tile	8 wks	Tue 9/8/26	Mon 11/2/26
36	Wood & Trowel Finish Mock Ups (If Needed)	6 wks	Tue 9/8/26	Mon 10/19/26
37	**Construction**	**67 days**	**Tue 9/8/26**	**Fri 12/11/26**
38	Mobilize/Signage/Protection	2 days	Tue 9/8/26	Wed 9/9/26
39	Layout Temp Walls and Openings	1 day	Wed 9/9/26	Wed 9/9/26
40	Install Temporary Walls & Openings (Salvage Panels)	3 days	Wed 9/9/26	Fri 9/11/26
41	Layout at Restroom	2 days	Mon 9/14/26	Tue 9/15/26
42	Layout Approval (afternoon)	1 day	Tue 9/15/26	Tue 9/15/26
43	Final Measure for All/Release All Orders	0 days	Tue 9/15/26	Tue 9/15/26
44	Scanning, Coring & MEPS Underfloor Work	10 days	Wed 9/16/26	Tue 9/29/26
45	Overhead MEPS	6 days	Mon 9/28/26	Mon 10/5/26
46	Frame Remaining Walls/Ceilings Around MEPS	3 days	Tue 10/6/26	Thu 10/8/26
47	Call for Wall & Ceiling Inspections	1 day	Fri 10/9/26	Fri 10/9/26
48	In Wall & Ceiling MEP Rough in	4 days	Fri 10/9/26	Wed 10/14/26
49	Install All Backing	1 day	Wed 10/14/26	Wed 10/14/26
50	Inspections at Walls and Ceilings	2 days	Thu 10/15/26	Fri 10/16/26
51	Drywall and Taping at Walls & Ceilings	8 days	Mon 10/19/26	Wed 10/28/26
52	Painting (Prime and 1 Coat)	2 days	Thu 10/29/26	Fri 10/30/26
53	Floor Prep/Membrane/Testing	3 days	Mon 11/2/26	Wed 11/4/26
54	Install Frames	1 day	Thu 11/5/26	Thu 11/5/26
55	Install Floor Tile/Grout	6 days	Fri 11/6/26	Fri 11/13/26
56	Install Wall Tile/Grout	6 days	Mon 11/16/26	Mon 11/23/26
57	Install Plumbing Fixtures and all MEPS Trim	3 days	Tue 11/24/26	Mon 11/30/26
58	Install Partitions and Accessories	3 days	Tue 12/1/26	Thu 12/3/26
59	Install Doors & Hardware	1 day	Thu 12/3/26	Thu 12/3/26
60	Remove Temp Door & Pathway & Restore Finishes	9 days	Tue 12/1/26	Fri 12/11/26
61	Final Coat of Paint/T-Up	2 days	Fri 12/4/26	Mon 12/7/26
62	Source Pre-Punch Work	3 days	Tue 12/8/26	Thu 12/10/26
63	Final Janitorial	1 day	Fri 12/11/26	Fri 12/11/26
64	Punch Walk/Project Complete (Afternoon)	0 days	Fri 12/11/26	Fri 12/11/26
65	**Main Entry Work Breakout**	**56 days**	**Wed 9/16/26**	**Fri 12/4/26**

July
6/28
August
7/19
8/9
September
8/30
October
9/20
10/11
November
11/1
December
11/22
12/13
January
1/3
Planning Stage- Design and Release
Submit RFP
Relase Source
Release Subs/Long Lead Items
Contracts & LOI's
Design Build MEPS & LS Drawings & Approval
Preconstruction (Lead Time Realization)
Permitting (Placeholder)
Planning Stage- Submittal & Approvals
Planning Stage- Procurement/Lead Time
Bathroom Partitions & Accessories (Field Measure)
Construction
Main Entry Work Breakout

Restaurant RR Work
7.22.26

Client Task	Milestone	Summary	Source Planning Task	Long Lead Items/Submittals	Early Release/Dim Hold	Source Construction Task	Manual Progress

Page 1

EXHIBIT D

EXHIBIT D-3
Tenant’s Work
“Tenant’s Work” is shown on the plans prepared by RMW Architecture, entitled “2nd Floor Demising Wall, Issue For Permit,” dated 06.19.26, together with Revision 1 thereto prepared by RMW Architecture, dated 06.30.26.
EXHIBIT D

EXHIBIT E
Elevator Location

Elevator Referenced in Section 12 of 12th Amendment

EXHIBIT E

EXHIBIT F
Tenant Atrium Maintenance

Cleaning - Contract	Day & Night Porter Services
Cleaning - Supplies & Materials	Cleaning Supplies
Building - Door/Key/Lock/Graphics	Glass door maintenance contingency (870 Breezeway Doors)
Building - Door/Key/Lock/Graphics	Emergency Stairwell Door Maintenance (Installed by Airbnb on Floors 2-5)
Building - Metal/Wood Refinishing	Atrium Wood Maintenance
Fire/Life Safety - Life Safety System R&M	Fire extinguisher certification for leased premises
Generator	Ste 210 annual load bank testing
Grounds - Contract	Int. Plant Maintenance (Including Living Wall)
Grounds - Pest Control	Pest Control
Security - Contract Services	Security contract for leased premises
Security - Contract Services	Access control system (Turnstiles)

EXHIBIT F

EXHIBIT G
Sublease Profits

EXHIBIT G